Exhibit 99.1

RYVYL Reports Third Quarter 2023 Financial Results

Record Q3 Revenues Grow 64% to a Company Quarterly Record $17.5 million

Company Provides Q4 2023 Revenue Outlook of $19 to $21 million

SAN DIEGO, CA – November 13, 2023 – RYVYL Inc. (NASDAQ: RVYL) ("RYVYL” or the "Company"), a leading innovator of payment transaction solutions leveraging proprietary blockchain ledger and electronic token technology for the diverse international markets, has provided its financial results for the third quarter ended September 30, 2023.

Management Commentary by CEO Fredi Nisan:

Third Quarter 2023 and Subsequent Operational Highlights:

●	Record quarterly revenue of $17.5 million versus $10.6 million during the same time period in 2022, a 64% increase.

●

Q3 processing volume of approximately $861 million, ahead of guidance range of $720 to $800 million for the quarter, and an increase of 24% from the prior year same period when excluding the sky financial portfolio volume.

●

RYVYL EU business including its new Banking-as-a-Service (BAAS) offering, processed $517 million in the third quarter compared to $425 million in business volume in Q2, an increase of over 21%. This is a 52% increase from Q3 of 2022’s $340 million.

●	North America acquiring business volume was $171 million, 17% higher than the second quarter 2023 volume $146 million volume and 108% higher than the same period prior year.

●

Launched the coyni Mobile Point of Sale (mPOS) app, providing merchants with a secure and convenient way to quickly add mPOS devices and users through a straightforward registration process to begin accepting payments, transforming iOS and Android devices into a payment terminal for secure, efficient transactions.

●

Appointed George Oliva as Chief Financial Officer, a senior finance professional with over 30 years of experience with a background in corporate finance, treasury, financial planning and analysis, international tax, and strategic planning replacing former Interim CFO Gene Jones.

●

Entered into an exchange agreement with the holder of a RYVYL issued convertible note, initially in the principal amount of $100 million and exchanged a portion of the outstanding principal and interest of such convertible note resulting in a $6 million debt reduction and an increase in cash flow.

Summary and Outlook

During the third quarter of 2023 we continued to build on our rapid growth with record quarterly revenue for the 4th consecutive quarter of $17.5 million, an increase of 64% year over year, at the high end of our guidance of $16 to $18 million. Third quarter revenue was driven by processing volume of $861 million, an increase of 27% from the second quarter 2023 and above our guidance range of $720 to $800 million.

Strong growth in our international business, RYVYL EU, as well as growth in our North America acquiring business resulting from the establishment of additional processing channels in the U.S. for retail and online businesses paved the way for the record results. Against the backdrop of regulatory and banking uncertainty in the United States, we see our subsidiary in Europe, RYVYL EU, as a crucial growth driver for us. During Q3, RYVYL EU representing our international business, generated remarkable revenue growth of over 100% to $5.0 million.

We view Banking-as-a-Service as the future of global banking and are excited to be an enabling service provider in a space that is rapidly emerging and reaching new customers every day. Being a Visa Direct partner has allowed us to leverage their capabilities and provide a superior banking as a service offering. We are working tirelessly on this initiative which will enable us to better serve our customers, retain their loyalty, and create new revenue streams. By mid-year 2024, we expect RYVYL, along with its subsidiaries and other affiliates, to have a full global payments platform covering over one hundred local currencies with authorized accounts in the markets we operate in.

In further developments after our acquisition of Logicquest in April of this year, we continue to work towards the merger of Logicquest into coyni and obtain requisite regulatory approval to achieve an OTC entity for the coyni business – which will enable us to deploy the coyni business and executing on our value creation strategy in the U.S. and abroad. Recently, we launched the coyni Mobile Point of Sale (mPOS) app, transforming iOS and Android devices into a payment terminal for secure, efficient transactions. The coyni mPOS app provides merchants with a secure and convenient way to quickly add mPOS devices and users through a straightforward registration process to begin accepting payments. By integrating mPOS capabilities with the coyni platform, businesses and merchants can benefit from a comprehensive and user-friendly payment system. We remain firmly committed to executing our coyni business strategy.

Operationally, we appointed George Oliva as our Chief Financial Officer, replacing former Interim CFO, Gene Jones. George has over 30 years of experience as a senior finance professional, and we are privileged to have someone of his caliber and financial skill set to serve as our CFO.

During the third quarter we entered into an exchange agreement with the holder of RYVYL issued convertible note, initially in the principal amount of $100 million. To date, we have exchanged a portion of outstanding principal and interest of such convertible note resulting in a $6 million debt reduction and an increase in cash flow. We believe that this type of institutional level commitment is a major win for all our shareholders and illustrates the conviction we share in our mission as a disruptive force in digital payments landscape. During the third quarter, we also completed a 1-for-10 reverse stock split to increase the market price per share in an effort to ensure we maintain Nasdaq’s minimum bid compliance requirement for continued listing.

Looking ahead, we believe that we are well positioned to close out 2023 on a strong note and are projecting Q4 revenues to be in the range of $19.0 to $21.0 million on processing volume of $900 million to $1.0 billion. With steady growth in our core processing business and the ongoing implementation of key strategic growth initiatives with coyni and Banking-as-a-Service progressing, we believe that we are in the best position we have ever been to generate long-term sustainable value for our shareholders.

Third Quarter Financial Summary

●

Revenue increased by $6.9 million, or 64%, to $17.5 million for the quarter ended September 30, 2023, from $10.6 million for the year-earlier quarter. The change in net revenue was primarily attributable to significant growth in processing volume from our acquired business, RYVYL EU and American Samoa. North America Q3 revenue increased 47% from $8.5 million in Q3 2022, to $12.5 million for the quarter ended September 30, 2023. EU Q3 revenue was $5.0 million, an increase of 100% from $2.2 million for the year-earlier quarter.

●

Cost of revenue increased by $6.5 million, or 149%, to $10.8 million for the quarter ended September 30, 2023, from $4.3 million for the year earlier quarter. Payment processing consists of various processing fees paid to Gateways, as well as commission payments to the Independent Sales Organizations (“ISO”) responsible for establishing and maintaining merchant relationships, from which the processing transactions ensue. Cost of revenues increased due primarily to increased volume, resulting in higher processing fees paid to Gateways, commission payments to ISOs, and cost of revenue of acquired businesses in the US and EU.

●

Operating expenses decreased by $0.4 million, or 4%, to $9.0 million for the quarter ended September 30, 2023, from $9.4 million for the for the year-earlier quarter. The decrease was due primarily to a decrease in depreciation and amortization and stock compensation expense, offset by an increase in general and administrative expenses. The higher general and administrative expenses in the quarter of 2023 are primarily attributable to non-recurring provision for credit losses on non-continuing legacy accounts.

●

Interest expense for accretion of the debt discount related to the $100 million convertible note issued in November 2021 increased by $5.8 million. Additionally, we incurred a charge of $1.3 million in the quarter ended September 30, 2023, related to the conversion of debt and we recognized a loss of $6.8 million in the quarter ended September 30, 2022 in connection with a loss on the extinguishment and derecognition on the conversion of convertible debt. We recorded expense of $1.9 million related to non-recurring legal settlements in the quarter ended September 30, 2023.

●

Other income (expense) net, amounted to ($0.6) million for the quarter ended September 30, 2023, compared to ($12.7) million in the year-earlier quarter. Fluctuations in this category from period-to-period are primarily due to the effects of the highly volatile changes in the fair value of derivative liabilities, and the settlement of non-recurring legal settlements and ongoing matters and related legal fees.

●

The company recorded a net loss in the third quarter of 2023 of $3.1 million, or ($0.60) per basic and diluted share, compared to a net loss of $15.9 million, or ($3.37) per basic and diluted share, in the same quarter a year ago.

●	Cash, cash equivalents and restricted cash were $68.4 million as of September 30, 2023, with $15.8 million being unrestricted cash.

●	Refer to the tables in this press release for the 2023 Adjusted EBITDA amount, a non-GAAP measure.

Management will host a conference at 4:30 p.m. Eastern Time on Monday, November 13, 2023 to discuss third quarter 2023 financial results, provide a corporate update and conclude with a Q&A session. To participate, please use the following information:

Q3 2023 Conference Call and Webcast
Date: November 13, 2023
Time: 4:30 p.m. Eastern Time
US Dial In: 1-844-826-3035
International Dial In: 1-412-317-5195
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1639337&tp_key=8d9f96cede
Call me: Link

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ link for instant telephone access to the event and enter pass code 9364099. The Call me™ link will be made active 15 minutes prior to scheduled start time.

A replay of the call will be available through January 13, 2024, by calling 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally and entering access ID 10183517. An archived version of the webcast will also be available for 90 days on the IR section of the RYVYL website or by clicking the webcast link above.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging proprietary blockchain ledger and electronic token technology for the diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS. in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements.

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements regarding the timing of the filing of the aforementioned periodic reports and are characterized by future or conditional words such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the completion and filing of the aforementioned periodic reports will take longer than expected and that additional information may become known prior to the expected filing of the aforementioned periodic reports with the SEC. Other risk factors affecting the Company are discussed in detail in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Investor Relations Contact
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
RVYL@mzgroup.us
www.mzgroup.us

RYVYL Inc.
Consolidated Balance Sheets
September 30, 2023 and December 31, 2022
(unaudited)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,845	$13,961
Restricted cash	52,510	26,873
Accounts receivable, net of allowance of $111 and $82, respectively	698	1,156
Cash due from gateways, net of allowance of $2,211 and $3,917, respectively	8,324	7,427
Prepaid and other current assets	2,959	9,798
Total current assets	80,336	59,215
Non-current Assets:
Property and equipment, net	1,660	1,696
Other assets	1,826	197
Goodwill	26,753	26,753
Intangible assets, net	5,678	6,739
Operating lease right-of-use assets, net	3,784	1,533
Investments	227	1,524
Total non-current assets	39,928	38,442
Total Assets	$120,264	$97,657

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,592	$1,630
Other current liabilities	5,133	3,662
Accrued interest	8	1,728
Payment processing liabilities, net	63,805	28,912
Short-term notes payable	15	14
Derivative liability	45	255
Current portion of operating lease liabilities	572	534
Total current liabilities	73,170	36,735
Long-term debt, net of debt discount	61,549	61,735
Operating lease liabilities, less current portion	3,567	1,109
Total liabilities	138,286	99,579
Commitments and contingencies

Series A Convertible Preferred Stock, par value $0.01 per share, 15,000 shares authorized, shares issued and outstanding of 6,000 and 0, respectively	6,664	-

Stockholders’ Deficit:
Common stock, par value $0.001, 17,500,000 shares authorized, shares issued and outstanding of 5,212,586 and 4,972,736, respectively	5	5
Common stock issuable, par value $0.001	-	-
Additional paid-in capital	96,741	96,256
Deferred stock compensation	(62)	-
Accumulated other comprehensive income	1,208	1,596
Accumulated deficit	(122,578)	(99,772)
Less: Shares to be returned	-	(7)
Total stockholders’ deficit	(24,686)	(1,922)
Total liabilities, convertible preferred stock and stockholders’ deficit	$120,264	$97,657

RYVYL, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2023 and 2022

	(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
		(as restated)		(as restated)
Revenue	$17,480	$10,630	$43,620	$21,806
Cost of revenue	10,800	4,333	25,703	11,343
Gross profit	6,680	6,297	17,917	10,463

Operating expenses:
Advertising and marketing	45	438	153	1,106
Research and development	1,315	1,442	4,434	5,300
General and administrative	3,041	1,186	6,709	4,332
Payroll and payroll taxes	2,605	2,385	8,232	7,481
Professional fees	1,234	1,032	5,651	3,704
Stock compensation expense	147	641	309	2,729
Depreciation and amortization	657	2,299	1,899	4,880
Total operating expenses	9,044	9,423	27,387	29,532

Loss from operations	(2,364)	(3,126)	(9,470)	(19,069)

Other income (expense):
Interest expense	(65)	(1,802)	(3,310)	(7,415)
Interest expense - debt discount	(4,183)	1,632	(9,626)	(11,540)
Loss on extinguishment and derecognition expense on conversion of convertible debt	(1,331)	(8,105)	(1,518)	(9,762)
Changes in fair value of derivative liability	6,909	(4,143)	6,580	14,592
Legal settlements expense	(1,929)	-	(4,142)	-
Merchant fines and penalty income	-	(368)	-	(286)
Other income or expense	(25)	63	(1,474)	298
Total other income (expense), net	(624)	(12,723)	(13,490)	(14,113)

Loss before provision for income taxes	(2,988)	(15,849)	(22,960)	(33,182)
Income tax provision	128	35	138	37

Net loss	$(3,116)	$(15,884)	$(23,098)	$(33,219)
Comprehensive income statement:
Net loss	$(3,116)	$(15,884)	$(23,098)	$(33,219)
Foreign currency translation loss	(317)	(311)	(389)	(708)
Total comprehensive loss	$(3,433)	$(16,195)	$(23,487)	$(33,927)

Net loss per share:
Basic and diluted	$(0.60)	$(3.37)	$(4.48)	$(7.54)
Weighted average number of common shares outstanding:
Basic and diluted	5,231,588	4,710,495	5,160,499	4,407,280

RYVYL, Inc

Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2023 and 2022

	Nine Months Ended September 30
	2023	2022
		(as restated)
Cash flows from operating activities:
Net loss	$(23,098)	$(33,219)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,899	4,880
Noncash lease expense	246	54
Stock compensation expense	309	2,729
Interest expense - debt discount	9,626	11,540
Changes in fair value of derivative liability	(6,580)	(14,592)
Loss on extinguishment and derecognition expense upon conversion of debt	1,518	9,762
Changes in assets and liabilities:
Accounts receivable, net	457	(308)
Prepaid and other current assets	6,841	(1,227)
Cash due from gateways	(896)	(20)
Other assets	(1,480)	48
Accounts payable	1,962	(442)
Other current liabilities	1,333	348
Accrued interest	554	534
Payment processing liabilities	34,893	7,566
Net cash provided by (used in) operating activities	27,584	(12,347)
Cash flows from investing activities:
Purchases of property and equipment	(78)	(102)
Deposits on acquisitions.	-	(1,451)
Purchase of intangibles	-	(500)
Cash provided for Transact Europe Holdings OOD acquisition	-	(28,811)
Cash provided for Sky Financial & Intelligence asset acquisition	-	(16,000)
Net cash used in investing activities	(78)	(46,864)
Cash flows from financing activities:
Treasury stock purchases	-	(4,057)
Proceeds from stock option exercises	-	5
Repayments on convertible debt	-	(6,000)
Repayments on long-term debt	(11)	-
Net cash used in financing activities	(11)	(10,052)
Restricted cash acquired from Transact Europe	-	18,677
Net increase (decrease) in cash, cash equivalents, and restricted cash	27,495	(50,586)
Foreign currency translation adjustment	26	(1,410)
Cash, cash equivalents, and restricted cash – beginning of period	40,834	89,559
Cash, cash equivalents, and restricted cash – end of period	$68,355	$37,563
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,709	$4,907
Income taxes	$-	$-

Non-cash financing and investing activities:
Convertible debt conversion to common stock	$300	$8,550
Convertible debt conversion to preferred stock	$4,297	$-
Interest accrual from convertible debt converted to preferred stock	$2,271	$-
Interest accrual from convertible debt converted to common stock	$3	$-

Use of Non-GAAP Financial Information

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP measure that represents our net loss before interest expense, amortization of debt discount, income tax expense, depreciation and amortization, changes in the fair value of derivative liabilities, losses on the extinguishment and derecognition expenses on the conversion of convertible debt, non-cash stock-based compensation expense, acquisition-related expense, non-recurring provisions for credit losses on legacy matters, accounting fees related to the restatement of prior period financial statements, non-recurring costs related to the spin-off of a subsidiary, and legal costs and settlement fees incurred in connection with non-ordinary course litigation and other disputes.

We exclude these items in calculating Adjusted EBITDA because we believe that the exclusion of these items will provide for more meaningful information about our financial performance, and do not consider the excluded items to be part of our ongoing results of operations. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are: (a) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (b) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (c) Adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; (d) Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and (e) other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA alongside our other GAAP-based financial performance measures, net income (loss) and our other GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA from net loss, the most directly comparable GAAP measure, for the periods indicated:

Reconciliation of Net Income (Loss) attributable to RYVYL, Inc., to Adjusted EBITDA for the Three and Nine Months Ended September 30, 2023 and 2022

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
	(dollars in thousands)		(dollars in thousands)
Net loss	$(3,116)	$(15,884)	$(23,098)	$(33,219)
Interest expense, excluding amortization of debt discount	65	1,802	3,310	7,415
Amortization of debt discount	4,183	(1,632)	9,626	11,540
Income tax expense	128	35	138	37
Depreciation and amortization	657	2,299	1,899	4,880
EBITDA	1,917	(13,380)	(8,125)	(9,347)

Other non-cash adjustments
Changes in fair value of derivative liability	(6,909)	4,143	(6,580)	(14,592)
Loss on extinguishment and derecognition expense on conversion of convertible debt	1,331	8,105	1,518	9,762
Stock compensation	147	641	309	2,729

Special Items
Non-recurring legal settlements and ongoing matters and related legal fees	2,197	-	5,308	-
Carryover effects of financial statement restatements in prior periods	-	-	1,222	-
Non-recurring provision for credit losses on legacy matters	1,369	-	1,994	-
Accounting fees related to the restatement of prior period financial statements	-	-	237	-
Non-recurring impairment of right of use asset	-	-	100	-
Non-recurring costs of spin-off	-	-	29	-
Adjusted EBITDA	$52	$(491)	$(3,988)	$(11,448)

Loss from operations	$(2,364)	$(3,126)	$(9,470)	$(19,069)